Exhibit 10.16

BROWN & BROWN, INC.

PERFORMANCE-BASED STOCK GRANT AGREEMENT

(Senior Leader)

This Stock Grant Agreement (the “Agreement”), effective as of _________, 2011, is made by and between Brown & Brown, Inc., a Florida corporation (together with its subsidiaries, the “Company”), and ___________________, one of the Senior Leaders of the Company, hereinafter referred to as the “Grantee” or “you.”

WHEREAS, the Company wishes to grant shares of the Company’s common stock to the Grantee in the form of a stock grant under the Company’s 2010 Stock Incentive Plan (the “Plan”), and subject to certain conditions established by the Compensation Committee of the Company’s Board of Directors (the “Committee”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

GRANT OF STOCK

Section 1.1 – Grant of Stock

In consideration of service to the Company and for good and valuable consideration, the Company grants to the Grantee _________ shares of the Company’s common stock (the “Performance Shares”) and additionally grants to the Grantee __________ shares of the Company’s common stock (the “Additional Shares”), all in accordance with, and subject to, the terms and conditions of the Plan, and subject to the conditions described below. The Grantee’s rights with respect to the Performance Shares shall be governed by the terms of the Plan.

Section 1.2 – Adjustments in Number of Shares

In the event that the shares of the Company’s common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number and kind of Performance Shares and Additional Shares shall be equitably adjusted to reflect such changes. Any such adjustment made by the Company’s Board of Directors or the Committee shall be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

ARTICLE II

VESTING OF SHARES

Section 2.1 – General

For purposes of vesting, the Performance Shares shall be divided into two categories, each consisting of fifty percent (50%) of the Performance Shares (“Vesting Category 1” and “Vesting Category 2”).

Section 2.2 – Conditions of Vesting

Except as may be otherwise provided in Section 2.2 of this Agreement, the vesting of your rights and interest in the Performance Shares, and the effect of termination of your employment or service with the Company, cessation of service as a Senior Leader or attainment of age 64 prior to the date on which the Performance Shares become fully vested and nonforfeitable or are forfeited, shall be determined in accordance with this Section 2.2.

(a) EPS Condition. It shall be a condition to the vesting of the Performance Shares in Vesting Category 1 and Vesting Category 2 that the Compound Annual Growth Rate (“CAGR”) of the Company’s earnings per share (as defined below) during the five-year period beginning on January 1, 2011, and ending on December 31, 2015 (“EPS Performance Period”) equal at least seven and one-half percent (7.5%) (the “EPS Condition”). The CAGR of the Company’s earnings per share for the EPS Performance Period shall be determined by comparison of the earnings per share for the Company’s fiscal year ending December 31, 2010, that is, $1.12 per share, to the sum of the earnings per share for the Company’s fiscal years ending December 31, 2011, 2012, 2013, 2014 and 2015, which must equal or exceed $6.99 per share in order for the EPS Condition to be satisfied, as illustrated by the schedule (the “Senior Leader EPS Condition Schedule”) attached hereto. For purposes of this Agreement, the Company’s earnings per share shall be calculated in accordance with generally accepted accounting principles recognized in the United States of America (“GAAP”), except that such calculation shall be (i) without regard to the impact of the line item in the Company’s income statement filed as part of the Company’s Annual Report on Form 10-K relating to earn-out payments associated with acquisitions captioned “Change in estimated acquisition earnout payables,” required by Accounting Standards Codification Topic 805 - Business Combinations, or any comparable or equivalent amount reported in future filings pursuant to future accounting rule requirements, and (ii) subject to adjustment for such items (for example, extraordinary, nonrecurring items) as, in the sole and absolute discretion of the Committee, are determined to be appropriately disregarded for all grantees whose agreements include an EPS Condition. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons. If the EPS Condition is satisfied, one hundred percent (100%) of the Performance Shares shall be awarded upon written certification by the Committee of the satisfaction of the EPS Condition, subject to the provisions of Section 2.2(c) (“Employment Conditions”), below. If the EPS Condition is not satisfied, then one hundred percent (100%) of the Performance Shares shall be forfeited.

(b) Additional Shares in the Event of Superior Earnings Per Share. If the CAGR of the Company’s earnings per share, determined in accordance with section 2.2(a), above, for the EPS Performance Period exceeds ten percent (10%) (the “Additional EPS Condition”), the Additional Shares identified in Section 1.1 of this Agreement shall be awarded upon written certification by the Committee of the earnings per share performance results, subject to the requirements of Section 2.2(c) (“Employment Conditions”), below. In order for this increase to occur, the sum of the earnings per share for the Company’s fiscal years ending December 31, 2011, 2012, 2013, 2014, and 2015 must equal or exceed $7.52. The additional shares attributable to such increase (the “Additional Shares”) shall be included in Vesting Category 2.

(c) Employment Conditions. In the event that you cease to serve as a Senior Leader of the Company for any reason prior to the end of the EPS Performance Period, your interest in the Vesting Category 1 Performance Shares will be forfeited. In the event that you continue to serve as a Senior Leader of the Company at the end of the EPS Performance Period, your interest in any Performance Shares that are awarded in accordance with Section 2.2(a) (the “Awarded Performance Shares”) or (b) (the “Awarded Additional Shares”) of this Agreement will become fully vested and nonforfeitable in accordance with the following:

(i) Awarded Performance Shares in Vesting Category 1. With respect to the Awarded Performance Shares in Vesting Category 1, your interest will become vested and nonforfeitable in three (3) equal installments, on January 1 of 2017, 2018 and 2019, respectively, provided that the EPS Condition and any other conditions described in this Section 2.2 have been satisfied and provided, in each instance, that you have been continuously employed by the Company from the effective date of this Agreement until December 31 of the calendar year ending immediately prior to each such date.

If your employment terminates for any reason before one of the vesting dates specified in this Section 2.2(c)(i), your interest in the unvested Awarded Performance Shares in Vesting Category 1 will be forfeited unless (1) your employment with the Company terminates as a result of your death or disability, as defined in the Plan, (2) you have attained the age of 64, or (3) the Committee, in its sole and absolute discretion, waives the conditions of the grant of the Vesting Category 1 Performance Shares.

In the event that you attain age 64 before one of the vesting dates specified in this Section 2.2(c)(i), and the EPS Condition is satisfied, the unvested Awarded Performance Shares in Vesting Category 1 will vest in the later of (A) 2016 (the year in which the EPS Condition is satisfied) or (B) the year in which you attain age 64, in such proportion as the number of years since January 1, 2011 bears to the number “8,” and will continue to vest in the proportion of 1/8 each year thereafter until the eighth year is reached, so long as you continue to be employed by the Company. For example, if you attain age 64 six years after January 1, 2011, and the EPS Condition has been satisfied, 6/8 of the unvested Awarded Performance Shares in Vesting Category 1 will vest in the year in which you attain age 64, and thereafter, 1/8 of such Awarded Performance Shares will vest each year for the next two years, so long as you continue to be employed by the Company. As a second example, if you are age 66 as of January 1, 2016, and the EPS Condition is satisfied, 5/8 of the Awarded Performance Shares in Vesting Category 1 will vest in 2016 upon the anniversary date of this Agreement following the award of the Vesting Category 1 Performance Shares, and thereafter, 1/8 of such Awarded Performance Shares will vest on January 1 of each year for the next three years, so long as you continue to be employed by the Company.

In the event that your employment with the Company terminates as a result of your death or disability after the EPS Condition has been satisfied (the “EPS Condition Satisfaction Date”), but before your interest in the Performance Shares in Vesting Category 1 becomes fully vested and nonforfeitable or is forfeited, the unvested Vesting Category 1 Awarded Performance Shares will vest in the year in which such termination of your employment with the Company occurs in such proportion as the number of years since January 1, 2011 bears to the number eight (8).

(ii) Awarded Performance Shares in Vesting Category 2 and Awarded Additional Shares. With respect to the Awarded Performance Shares in Vesting Category 2 and the Awarded Additional Shares, if any, your interest will become vested and nonforfeitable on January 1, 2021, provided that you have been continuously employed by the Company since the effective date of this Agreement, and provided that the EPS Condition and any other conditions described in Section 2.2(a) and, if applicable, Section 2.2(b) of this Agreement have been satisfied. If your employment terminates for any reason before December 31, 2020, your interest in the Vesting Category 2 Awarded Performance Shares and the Awarded Additional Shares will be forfeited unless (1) you have attained the age of 64, (2) your employment with the Company terminates as a result of your death or disability, as defined in the Plan, or (3) the Committee, in its sole and absolute discretion, waives the conditions of the grant of the Vesting Category 2 Awarded Performance Shares and the Awarded Additional Shares.

In the event that you attain age 64 before January 1, 2021, and the EPS Condition and, if applicable, the Additional EPS Condition are satisfied, the Awarded Performance Shares in Vesting Category 2 and the Awarded Additional Shares will vest, in the later of (A) 2016 (the year in which the EPS Condition and Additional EPS Condition are satisfied) or (B) the year in which you attain age 64, in such proportion as the number of years since January 1, 2011 bears to the number “10,” and will continue to vest in the proportion of 1/10 each year thereafter until the tenth year is reached, so long as you continue to be employed by the Company. For example, if you attain age 64 eight years after January 1, 2011, and the EPS Condition has been satisfied, 8/10 of the Awarded Performance Shares in Vesting Category 2 and the Awarded Additional Shares will vest in the year in which you attain age 64, and thereafter, 1/10 of such Awarded Performance Shares will vest each year for the next two years, so long as you continue to be employed by the Company. As a second example, if you are age 66 as of January 1, 2016, and the EPS Condition is satisfied, 5/10 of the Awarded Performance Shares in Vesting Category 2 and the Awarded Additional Shares will vest in 2016 upon the award of the Vesting Category 2 Performance Shares and the Additional Shares, and thereafter, 1/10 of such Awarded Performance Shares will vest on the anniversary of the effective date of this Agreement each year for the next five years, so long as you continue to be employed by the Company.

In the event that your employment with the Company terminates as a result of your death or disability after the EPS Condition Satisfaction Date, but before your interest in the Awarded Performance Shares in Vesting Category 2 and, if applicable, the Awarded Additional Shares, becomes fully vested and nonforfeitable or is forfeited, the Awarded Performance Shares in Vesting Category 2 and the Awarded Additional Shares will vest in the year in which you die or become disabled in such proportion as the number of years since January 1, 2011 bears to the number “10.”

(d) Issuance of Stock Certificates. A certificate representing the vested Performance Shares and Additional Shares will be transferred to you as soon as practicable after satisfaction of all applicable conditions set forth in Sections 2.2(a), (b), and (c) of this Agreement, subject to the provisions of Section 3.3 (“Withholding”).

(e) Dividend Rights. If a cash dividend is declared on shares of the Company’s common stock after the EPS Condition Satisfaction Date, but before your interest in the Performance Shares and, if applicable, the Additional Shares becomes fully vested and nonforfeitable or is forfeited, the Company will pay the cash dividend directly to you with respect to the Awarded Performance Shares and the Awarded Additional Shares. If a stock dividend is declared after the EPS Condition Satisfaction Date, but before your interest in the Awarded Performance Shares and the Awarded Additional Shares becomes fully vested and nonforfeitable or is forfeited, the stock dividend will be treated as part of the grant of that portion of the related Awarded Performance Shares and Awarded Additional Shares, and your interest in such stock dividend will become nonforfeitable or be forfeited at the same time as the Awarded Performance Shares and the Awarded Additional Shares with respect to which the stock dividend was paid become nonforfeitable or is forfeited. The disposition of each other form of dividend that may be declared after the EPS Condition Satisfaction Date, but before your interest in the Awarded Performance Shares and Awarded Additional Shares becomes fully vested and nonforfeitable or is forfeited will be made in accordance with such rules as the Committee may adopt with respect to such dividend.

(f) Voting Rights. You will be allowed to exercise voting rights with respect to Awarded Performance Shares and Awarded Additional Shares even though your interest in such Awarded Performance Shares and Awarded Additional Shares has not yet become fully vested and nonforfeitable.

Section 2.3 – Termination After Transfer of Control

If the Grantee’s employment or service with the Company terminates by reason of Termination After Transfer of Control (as defined below), the Performance Shares and Additional Shares shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

“Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i) termination by the Company of the Grantee’s employment or service with Company, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii) upon Grantee’s Constructive Termination (as defined below), the Grantee’s resignation from employment or service with the Company within twelve (12) months following the Transfer of Control.

Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Grantee’s employment or service with the Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Grantee’s death or Disability; (iii) is a result of the Grantee’s voluntary termination of employment or service other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

“Termination for Cause” shall mean termination by the Company of the Grantee’s employment or service with the Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper use or disclosure of the Company’s confidential or proprietary information; (iii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Grantee of any employment agreement between the Grantee and Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Grantee’s conviction of any criminal act which, in the Company’s sole discretion, impairs Grantee’s ability to perform his or her duties with Company. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Company.

“Constructive Termination” shall mean any one or more of the following:

(i) without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with the Grantee’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Transfer of Control;

(ii) without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii) any failure by the Company to pay, or any material reduction by the Company of, (A) the Grantee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount an duration are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Grantee’s), or (B) the Grantee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Grantee); or

(iv) any failure by the Company to (A) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Company then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medial, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Grantee.

ARTICLE III

MISCELLANEOUS

Section 3.1 – Administration

The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent with the Plan and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or any similar agreement to which the Company is a party.

Section 3.2 – Grants Not Transferable

Neither the Performance Shares, the Additional Shares, nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 3.3 – Withholding

The Grantee shall pay all applicable federal and state income and employment taxes which the Company is required to withhold at any time with respect to the Performance Shares and the Additional Shares. Such payment shall be made in full, at the Grantee’s election, in cash, or by check, or by the Grantee’s instruction and authorization to the Company to deduct from the number of vested Performance Shares otherwise deliverable upon vesting and nonforfeitability of any portion of the Performance Shares or Additional Shares the smallest number of whole shares which, when multiplied by the fair market value of a share of the Company’s common stock on the vesting date, is sufficient to satisfy the amount of such tax withholding requirement.

Section 3.4 – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Grantee shall be addressed to the address given beneath the Grantee’s signature below. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to such party. Any notice required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

Section 3.5 – Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6 – Disposition

Upon receipt of any of the Performance Shares and, if applicable, the Additional Shares as a result of the satisfaction of all conditions to the Grant, the Grantee shall, if requested by the Company in order to assure compliance with applicable law, hold such Performance Shares and Additional Shares for investment and not with the view toward resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement signed by the Grantee and satisfactory to the Company to that effect. In such instance, the Grantee shall give prompt notice to the Company of any disposition or other transfer of any Performance Shares acquired under this Agreement. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Grantee in such disposition or other transfer.

Section 3.7 – Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

Section 3.8 – Severability

If any provision, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions, or any part thereof, all of which shall remain in full and effect.

Section 3.9 – Entire Agreement; Amendments

This Agreement (including any documents or instruments referred to herein) constitutes the entire agreement regarding the Performance Shares and the Additional Shares between the parties and supersedes all prior agreements, and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written instrument signed on behalf of all of the parties hereto.

Section 3.10 – Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to choice of law principles.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

BROWN & BROWN, INC.

By:
Cory T. Walker
Senior Vice President and Chief Financial Officer

GRANTEE